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PAPNET OF OHIO, INC.


                              FOR IMMEDIATE RELEASE
FOR MORE INFORMATION CONTACT; David J. Richards, President & CEO (614) 793-9356



                PAPNET OF OHIO, INC. SHAREHOLDERS VOTE FOR MERGER


Dublin, Ohio, December 16, 1996 - Papnet of Ohio, Inc. ("PPNT" OTC Bulletin Board) today announced that its merger was completed and became effective. The Company formally changed its name to NetMed, Inc. and has been accepted for a future listing on the American Stock Exchange using the symbol "NMD" (Cusip No. 64114Q:10:1). The first trading day is to be announced. The Company's specialist will be Spear, Leeds and Kellogg.

"I view this as a great day for the Company," stated David J. Richards, CEO and President. "Our immediate goal will be to focus on and professionalize our Papnet sales effort so that we can maximize our already growing Papnet sales. Longer term, the merger will allow us the acquisition capital to fund other medical technology transactions that we deem fundamentally attractive."

As a result of their merger, Papnet of Ohio, Inc. has exclusive rights to market the PAPNET-Registered Trademark- technology and any other technologies developed by Neuromedical Systems, Inc. in the states of Ohio, Kentucky, Missouri, Georgia and North Carolina and the Standard Metropolitan Statistical Area of Chicago, Illinois.



SAFE HARBOR STATEMENT
Statements which are historical facts, including statements about the Company's confidence and strategies, its expectations about new and existing products, technologies and opportunities, market growth, demand for and acceptance of new and exiting products (including the PAPNET-Registered Trademark- Testing Systems) and returns on investments are forward looking statements that involve risks and uncertainties. These include, but are not limited to, the Company's continuing negative operating cash flow, reliance on a single product, competition, dependence on key personnel, the impact an the company of territorial license agreements, dependence on patents, and proprietary technology, governments regulation, limited marketing and sales history, the impact of third-party reimbursement decisions, and the risks of litigation and other risks detailed in the Company's Securities and Exchange Commission filings, including risk summaries available.

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